Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Donna Lorenson
(410) 258-8571

Investor Relations Contacts:	Lisa Romanko	Joseph J. Wolk
	(732) 524-2034	(732) 524-1142

JOHNSON & JOHNSON ANNOUNCES AGREEMENT TO ACQUIRE ABBOTT MEDICAL OPTICS

Acquisition to Strengthen Global Leadership in Eye Health Adding
Cataract and Refractive Eye Surgery to Vision Care Portfolio

NEW BRUNSWICK, NJ, September 16, 2016 - Johnson & Johnson (NYSE: JNJ) today announced a definitive agreement to acquire Abbott Medical Optics (AMO), a wholly-owned subsidiary of Abbott Laboratories, for $4.325 billion in cash. AMO reported sales of $1.1 billion for 2015. The acquisition will include ophthalmic products in three business segments: cataract surgery, laser refractive surgery and consumer eye health.

"Eye health is one of the largest, fastest growing and most underserved segments in health care today,” said Ashley McEvoy, Company Group Chairman, responsible for Johnson & Johnson’s Vision Care Companies. “With the acquisition of Abbott Medical Optics’ strong and differentiated surgical ophthalmic portfolio, coupled with our world-leading ACUVUE® contact lens business, we will become a more broad-based leader in vision care. Importantly, with this acquisition we will enter cataract surgery - one of the most commonly performed surgeries and the number one cause of preventable blindness.”

AMO is a global leader in ophthalmic surgery and is known for world-class intraocular lenses used in cataract surgery. The World Health Organization estimates that approximately 20 million people are blind from age-related cataracts and that there are at least 100 million eyes with compromised visual acuity caused by cataracts. These numbers are steadily rising due to population growth and increasing life expectancy.
In addition to the cataract business, AMO has advanced laser vision (LASIK) technologies designed to enhance surgeon productivity and correct near sightedness, far sightedness and astigmatism. The acquisition also includes AMO’s consumer eye health products - over-the-counter drops for dry eye, as well as multipurpose solutions and hydrogen peroxide cleaning systems for patients who wear contact lenses.
The transaction is expected to close in the first quarter of 2017 and would be modestly accretive immediately to adjusted earnings per share*. The closing is subject to antitrust clearance and other customary closing conditions. Following the expected closing, sales will be reported in the Medical Devices segment as a separate platform within Vision Care.
About Johnson & Johnson
Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,500 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Johnson & Johnson Vision Care, Inc.
Johnson & Johnson Vision Care, Inc. is committed to creating life-long solutions to vision care needs. Since the ACUVUE® Brand made its debut in 1987 as the world’s first disposable soft contact lens, the company has repeatedly brought innovative, quality, and scientific advancements to the industry. Headquartered in Jacksonville, Florida, the company has some 3,000 employees worldwide. For more information, visit www.AcuvueProfessional.com.

###
Cautions Concerning Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding the potential acquisition of Abbott Medical Optics. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the possibility that the transaction will not be completed in the expected timeframe or at all; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; uncertainty of commercial success for new or existing products; economic conditions, including currency exchange and interest rate fluctuations; competition, including technological advances, new products and patents attained by competitors; changes to applicable laws and regulations, including tax laws; and changes in behavior and spending patterns or financial distress of purchasers of health care products and services. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of the Johnson & Johnson Family of Companies to successfully integrate the products and employees of AMO, as well as the ability to ensure continued performance or market growth of its products. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 2016, including in Exhibit 99 thereto, and the company’s subsequent filings. Copies of these filings are available online atwww.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.